Exhibit 23











The Benefits Committee
The Louisiana Land and Exploration Company:


We consent to incorporation by reference in the Registration Statements No. 2-98948, No. 33-22338 and No. 33-56209 on Form S-8
of The Louisiana Land and Exploration Company of our report dated June 00, 1997, relating to the statements of net assets available for benefits of The LL&E Savings Plan as of December 31, 1996 and 1995 and the related statements of changes in net assets available for benefits and related schedules for each of the years then ended, which report appears in the December 31, 1996 annual report on Form 11-K of The LL&E Savings Plan.




                                 s/ KPMG PEAT MARWICK LLP

                                 KPMG PEAT MARWICK LLP

New Orleans, Louisiana
June 25, 1997